Exhibit 99.1

MEREDITH CORPORATION INCREASES DIVIDEND BY 50 PERCENT;
AUTHORIZES $100 MILLION STOCK REPURCHASE PROGRAM

New Financial Strategy Reflects Confidence in Strong Free Cash Flow Generation
Meredith's Annualized Dividend Yield Increases to 6.1%; Payout Ratio Now Approximately 55%

DES MOINES, IA (October 25, 2011) - The Meredith Corporation's (NYSE:MDP) Board of Directors approved the following actions:

•
A 50 percent increase in the dividend paid on Meredith stock, raising the annual payout from $1.02 to $1.53 per share. The next and higher quarterly dividend will be payable on December 15, 2011, to shareholders of record at the close of business on November 30, 2011.

•	Authorization to repurchase $100 million of Meredith's common stock.

The substantial dividend increase and share repurchase authorization builds on Meredith's strong commitment to returning cash to investors. Meredith has paid dividends for 64 consecutive years, and has increased its dividend for 18 consecutive years. Meredith has grown its dividend at an average annualized rate of 12 percent over the last decade, before this just-announced increase.
“A hallmark of Meredith's business model and financial profile is our ability to consistently generate substantial free cash flow by leveraging the strength of our leading brands,” said Meredith Chairman and Chief Executive Officer Stephen M. Lacy. “This enables us to create tangible shareholder value by returning cash to investors and executing strategic investments. Our new financial strategy - built on commitment to Total Shareholder Return (TSR) and prudent capital stewardship - reaffirms this commitment to our shareholders.”
At its new annualized rate, Meredith's dividend:

•	Represents a yield of 6.1 percent, based on Meredith's closing price of $24.89 on October 25, 2011;

•	Places Meredith's yield at the top of its SEC peer group, and in the top 2 percent of companies that are in the Standard & Poor's 500 index; and

•	Increases Meredith's dividend payout ratio to approximately 55 percent of trailing 12 months net earnings.

“We remain committed to delivering attractive organic growth and margin expansion while focusing on a balanced Total Shareholder Return agenda,” Lacy said. “We are also committed to returning cash to shareholders and maintaining our historical track record of growing our dividend. We possess the financial strength to fund this significant increase, and the capacity to invest in both strategic initiatives and our core businesses.”

Lacy said Meredith will use its new authorization to repurchase shares when it provides strong value for shareholders. There are no specific price targets associated with the authorization.
“To conclude, both the Board of Directors and our management team are confident in Meredith's shareholder value agenda, strong free cash flow generation, and growth and margin expansion prospects. We believe these actions represent important steps toward driving higher total shareholder return, while also allowing us to invest at the right level in the business and our future,” said Lacy.
Additional details about Meredith's new financial strategy and commitment to sustainable, long term Total Shareholder Returns can be found in the Investor Relations section of the company's website at www.meredith.com

SAFE HARBOR
This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting the Company and its operations. Statements in this announcement that are forward-looking include, but are not limited to, the statements regarding advertising revenues and investment spending.
Actual results may differ materially from those currently anticipated. Factors that could adversely affect future results include, but are not limited to, downturns in national and/or local economies; a softening of the domestic advertising market; world, national or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss or insolvency of one or more major clients; the integration of acquired businesses; changes in consumer reading, purchasing and/or television viewing patterns; increases in paper, postage, printing, syndicated programming or other costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting the Company's industries; unexpected changes in interest rates; and the consequences of acquisitions and/or dispositions. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT MEREDITH COPRORATION
Meredith Corporation (NYSE: MDP; www.meredith.com) is the leading media and marketing company serving American women.  A hallmark of Meredith's business model and financial profile is its ability to consistently generate substantial free cash flow by leveraging the strength of its multi-platform portfolio. Meredith features multiple well-known national brands - including Better Homes and Gardens, Parents, Family Circle, Ladies' Home Journal, Fitness, More and American Baby - along with local television brands in fast-growing markets.  Meredith is the industry leader in creating content in key consumer interest areas such as home, family, health and wellness and self-development.  Meredith uses multiple distribution platforms - including print, television, online, mobile, tablets, and video - to give consumers content they desire and to deliver the messages of its advertising and marketing partners. According to the Advertising Industry Reports (AIR) survey of over 1,500 agency and marketing professionals, Meredith is the nation's “Highest Rated Media Company.”  Additionally, Meredith uses its many assets to create powerful custom marketing solutions for many of the nation's top brands and companies. Meredith has significantly added to its marketing solution capabilities in recent years through the acquisition of cutting-edge companies in areas such as digital, mobile, word-of-mouth, social and database marketing.

Shareholder/Financial Analyst Contact:	Media Contact:
Mike Lovell	Art Slusark
Director of Investor Relations	Vice President/Corporate Communications
Phone: (515) 284-3622	Phone: (515) 284-3404
E-mail: Mike.Lovell@Meredith.com	E-mail: Art.Slusark@Meredith.com